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EXHIBIT 99.01

FOR IMMEDIATE RELEASE

NIKU ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

Takes Action to Reduce Expenses Following Revenue Shortfall

    REDWOOD CITY, Calif., May 2, 2001—Niku Corporation (Nasdaq: NIKU) today announced preliminary results for its fiscal 2002 first quarter ended April 28, 2001. The Company expects to report revenue for the quarter of approximately $16 million to $17 million. These results represent an increase of approximately 92% from the same period in the prior fiscal year but a sequential decrease of approximately 38% from Q4 of fiscal 2001. The Company expects to report a pro forma loss for the fiscal 2002 first quarter in the range of $0.53 to $0.55 per share, excluding workforce reduction, asset impairment and licensed technology charges.

    Farzad Dibachi, CEO and chairman of Niku Corporation, said, "Our performance this quarter, particularly in the last two weeks of the quarter, was significantly below our expectations. The slowdown in corporate IT spending, the timing of new sales force hires, and product development cycles all impacted our results negatively. As a result of the revenue shortfall, we have taken disciplined action to reduce expenses to appropriate levels, while not compromising our product development efforts. Based on our solid financial condition and the traction our applications are gaining, we continue to believe in the long-term potential of our business."

    In a separate announcement today, Niku said that Joshua Pickus, who has been serving as acting chief financial officer since February, has been named chief financial officer of the Company.

    Mr. Pickus said, "We have taken several actions to realign our cost structure and place Niku on a sound financial footing. These initiatives reflect our plan to move forward in a focused manner consistent with the current business environment." The actions include:

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  Workforce Reduction—Niku has reduced its workforce by approximately 260 people, or 25%. Niku expects to take a charge estimated to be between $2.5 million and $3.5 million in the first quarter related to this reduction and related activities.

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  Collections and Accounts Receivable—The Company collected approximately $33 million during the quarter, up from approximately $20 million in the prior quarter. Based upon softening economic conditions, the Company increased its allowance for doubtful accounts to approximately $8 million, after recording write-offs of approximately $5 million.

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  Asset Impairment Charges—The Company expects to take non-recurring, non-cash charges estimated to be between $21 million to $23 million for asset impairments consisting primarily of goodwill from acquisitions.

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  Licensed Technology Charge—Niku will take a non-recurring charge estimated to be between $6 million to $7 million for licensed technology the Company does not intend to utilize in its product offerings based on the product architecture in place at the end of April.

    For the second fiscal quarter, the Company currently expects modest sequential revenue growth. For the full fiscal year, the Company expects revenue in the $85 to $90 million range. The Company has reduced expenses and plans further expense reductions during the year. The Company expects to achieve profitability within its current cash resources, which totaled approximately $121 million at the end of the fiscal first quarter. The Company believes the timing of profitability will be affected principally by market acceptance of Niku 6, its next major product release, and the Company's continued progress in expense reduction.

  Conference Call

    Niku's management will review the preliminary financial results for the quarter and recent actions the Company has taken in a conference call at 2:30 p.m. Pacific Time today, May 2, 2001. The conference call can be accessed via live webcast at http://investor.niku.com. Interested parties should access the site, downloading any necessary audio software, at least fifteen minutes prior to the call. A rebroadcast of the call will be available upon its completion and will remain available until May 11, 2001.

    Niku plans to report actual results for its fiscal year 2002 first quarter on May 16, 2001.

  About Niku

    Niku offers eBusiness applications for Services Relationship Management (SRM). Its solutions manage people and projects in the knowledge intensive, services economy. SRM provides technologies that help build key relationships both inside and outside the enterprise.

    NOTE: Niku and the Niku logo are trademarks of Niku Corporation in the United States and other countries. Any other product brand names used are property of their respective owners.

  Forward-Looking Statements

    Statements or information in this press release other than statements of historical fact contain predictions, estimates and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These forward looking statements include, but are not limited to statements regarding the Company's projected revenue, projected expenses, projected loss per share for the fiscal 2002 first quarter and future periods, and write-offs, reserves and non-recurring charges.  All forward-looking statements included in this press release are based upon information available to Niku as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, continued weakness in the general economy, or in IT spending in particular, delays in development of new products, lack of market acceptance of our products, delays or difficulties in implementation of our products, inability to control costs, inability to make collections, inability to manage growth, competition, inability to successfully deploy, train and expand a sales force suitable for our markets, and difficulties in retaining and attracting qualified employees. These and additional risks and uncertainties associated with the Company's business are detailed in the Company's Form 10-K filed on April 19, 2001 and in its other filings with the Securities and Exchange Commission.

Press Contact:	Investor Contact:
Bernie Kilkelly	Denise Gilbert, Investor Relations
Robinson Lerer & Montgomery	Niku Corporation
May 2—May 3: 650-298-3171	650-298-3110
After May 4: 212-484-7319	dgilbert@niku.com
bkilkelly@rlmnet.com

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  EXHIBIT 99.01
NIKU ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS Takes Action to Reduce Expenses Following Revenue Shortfall